Fieldpoint Petroleum Corporation
Reports Positive 2005 First Quarter Results

Revenues and Net Income Increase 53% and 123% Respectively

AUSTIN, TX - (BUSINESS WIRE) - May 16, 2005 - FieldPoint Petroleum Corporation (OTCBB:FPPC) today announced its first quarter financial results for the three months ended March 31, 2005.

Financial Highlights for the Three Months Ended March 31, 2005 Compared to the Three Months Ended March 31, 2004:
*	Revenues increased 53% to $873,670 from $572,129;
*	Net Income rose 123% to $243,760 from $109,159; and
*	Earnings per share, both basic and fully diluted, increased to $0.03 from $0.01.

The rise in revenue is attributed to a 14% increase in production on a barrel of oil equivalent and an increase in oil prices, which averaged approximately $45.33 per barrel and $5.06 per MCF in 2005, compared to $33.02 per barrel and $5.39 per MCF in the prior year.

Ray D. Reaves, President and CEO of FieldPoint, stated. "Today's positive results provide clear evidence of our consistent and ongoing efforts to grow our business on multiple fronts. We are very pleased to have increased revenues, earnings per share and production. Despite these strong results, we remain keenly aware of the importance of continuing to build upon our success. Therefore, we are exploring new opportunities and development programs, which hold the potential to materially expand our production levels and enhance shareholder value. In light of our first quarter performance and the recent completion of the Korczak Federal #1, of which gas sales were not reflected in our reported results, 2005 holds the promise of being another very exciting year for FieldPoint."

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company's periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com
Or Andrea Strittmatter at Elite Financial Communications Group (407) 585-1080

FieldPoint Petroleum Corporation
 CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For The Three Months Ended March 31,
	2005 (unaudited)	2004 (unaudited)
REVENUE:
Oil and gas sales	$ 827,702	$ 542,162
Well operational and pumping fees	29,968	29,967
Disposal Fees	16,000	-
Total revenue	873,670	572,129
COSTS AND EXPENSES:
Production expense	302,350	184,849
Depletion and depreciation	102,718	124,000
General and administrative	131,635	91,145
Total costs and expenses	536,703	399,994
OTHER INCOME (EXPENSE):
Interest income (expense), net	(22,452)	(13,797)
Miscellaneous income (expense)	15,880	(3,185)
Gain on Sale of Property	25,000	-
Unrealized Gain on Investment	10,465	-
Total other income (expense)	28,893	(16,982)
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT	365,860	155,153
INCOME TAX PROVISION - CURRENT	(79,200)	(4,000)
INCOME TAX PROVISION - DEFERRED	(42,900)	(42,000)
NET INCOME	$ 243,760	$ 109,153
NET INCOME PER SHARE
BASIC	$ 0.03	$ 0.01
DILUTED	$ 0.03	$ 0.01
WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	7,680,175	7,420,175
DILUTED	8,234,321	7,444,666